EXHIBIT 99.1

Yelp Reports Second Quarter 2025 Results

Net Revenue increased by 4% year over year to a record $370 million

Net Income increased by 16% year over year to $44 million, reflecting a 12% margin

Adjusted EBITDA grew 10% year over year to $100 million, reflecting a 27% margin1

Narrows range of 2025 Net Revenue outlook to $1.465 billion to $1.475 billion; and Adjusted
EBITDA2 outlook to $350 million to $360 million

SAN FRANCISCO--(BUSINESS WIRE)--August 7, 2025--Yelp Inc. (NYSE: YELP), the trusted platform that connects people with great local businesses, today announced its financial results for the second quarter ended June 30, 2025 in the Q2 2025 Shareholder Letter available on its Investor Relations website at yelp-ir.com.

“Our second quarter results reflect solid execution against our product-led strategy," said Jeremy Stoppelman, Yelp’s co-founder and chief executive officer. “We continued to see encouraging momentum from our AI initiatives, including the growing adoption of Yelp Assistant, and we began live testing of Yelp Host, one of our AI-powered call answering services. We remain confident that our focus on Services and product innovation position us well to deliver long term shareholder value.”

“Yelp’s second quarter results demonstrate our commitment to delivering profitable growth,” said David Schwarzbach, Yelp’s chief financial officer. “We delivered record net revenue of $370 million and strong profitability, with net income margin expanding by one percentage point and adjusted EBITDA margin by two percentage points from the prior-year period. While overall growth moderated amid an uncertain macroeconomic environment, we believe our disciplined financial approach and continued investment in our product-led strategy will drive financial performance over the long-term.”

Quarterly Conference Call

Yelp will host a live Q&A session today at 2:00 p.m. Pacific Time to discuss its second quarter financial results and outlook for the third quarter and full year 2025. The webcast of the Q&A can be accessed on the Yelp Investor Relations website at yelp-ir.com. A replay of the webcast will be available at the same website.

1 See “Non-GAAP Financial Measures” for definitions of adjusted EBITDA and adjusted EBITDA margin, as well as reconciliations of adjusted EBITDA to net income (loss) and adjusted EBITDA margin to net income (loss) margin, the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”).
2 Yelp has not reconciled its adjusted EBITDA outlook to GAAP net income (loss) because it does not provide an outlook for GAAP net income (loss) due to the uncertainty and potential variability of other income, net and provision for (benefit from) income taxes, which are reconciling items between adjusted EBITDA and GAAP net income (loss). Because Yelp cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP Financial Measures” below.

About Yelp
Yelp Inc. (yelp.com) is a community-driven platform that connects people with great local businesses. Millions of people rely on Yelp for useful and trusted local business information, reviews and photos to help inform their spending decisions. As a one-stop local platform, Yelp helps consumers easily discover, connect and transact with businesses across a broad range of categories by making it easy to request a quote for a service, book a table at a restaurant, and more. Yelp was founded in San Francisco in 2004.
Yelp intends to make future announcements of material financial and other information through its Investor Relations website. Yelp will also, from time to time, disclose this information through press releases, filings with the Securities and Exchange Commission, conference calls, or webcasts, as required by applicable law.
Forward-Looking Statements
This press release contains forward-looking statements relating to, among other things, Yelp’s future performance, including its expected financial results for 2025, its ability to drive shareholder value over the long term and its ability to deliver long-term profitable growth, that are based on its current expectations, forecasts and assumptions that involve risks and uncertainties.
Yelp’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to:

•macroeconomic uncertainty — including related to inflation, interest rates, tariffs, labor and supply chain issues, as well as severe weather events — and its effect on consumer behavior, user activity and advertiser spending;
•Yelp’s ability to maintain and expand its base of advertisers, particularly if advertiser turnover substantially worsens and/or consumer demand significantly degrades;
•Yelp’s ability to drive continued growth through its strategic initiatives;
•Yelp’s ability to continue to operate effectively with a primarily remote work force and attract and retain key talent;
•Yelp’s limited operating history in an evolving industry; and
•Yelp’s ability to generate and maintain sufficient high-quality content from its users.

Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Yelp’s business, operating results and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q at yelp-ir.com or the SEC’s website at sec.gov.

Investor Relations Contact:
Kate Krieger
ir@yelp.com

Press Contact:
Amber Albrecht
press@yelp.com

YELP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$197,687	$217,325
Short-term marketable securities	103,436	100,581
Accounts receivable, net	155,996	155,325
Prepaid expenses and other current assets	52,292	43,648
Total current assets	509,411	516,879
Property, equipment and software, net	84,234	75,669
Operating lease right-of-use assets	19,865	24,112
Goodwill	136,525	130,980
Intangibles, net	53,944	58,787
Other non-current assets	176,196	177,140
Total assets	$980,175	$983,567

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$142,036	$131,322
Operating lease liabilities — current	9,832	20,679
Deferred revenue	3,865	2,973
Total current liabilities	155,733	154,974
Operating lease liabilities — long-term	20,746	22,470
Other long-term liabilities	57,292	62,154
Total liabilities	233,771	239,598

Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	1,958,370	1,903,598
Treasury stock	(1,044)	(3,909)
Accumulated other comprehensive loss	(7,139)	(15,431)
Accumulated deficit	(1,203,783)	(1,140,289)
Total stockholders’ equity	746,404	743,969
Total liabilities and stockholders’ equity	$980,175	$983,567

YELP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net revenue	$370,394	$357,016	$728,928	$689,768

Costs and expenses:
Cost of revenue(1)	35,447	30,677	70,275	58,032
Sales and marketing(1)	144,612	150,293	290,896	298,084
Product development(1)	78,362	82,080	162,267	173,307
General and administrative(1)	46,318	44,634	98,025	89,866
Depreciation and amortization	12,365	9,585	24,715	19,515
Total costs and expenses	317,104	317,269	646,178	638,804
Income from operations	53,290	39,747	82,750	50,964
Other income, net	5,695	10,322	11,466	18,046
Income before income taxes	58,985	50,069	94,216	69,010
Provision for income taxes	14,896	12,033	25,736	16,820
Net income attributable to common stockholders	$44,089	$38,036	$68,480	$52,190

Net income per share attributable to common stockholders
Basic	$0.69	$0.56	$1.06	$0.77
Diluted	$0.67	$0.54	$1.03	$0.73

Weighted-average shares used to compute net income per share attributable to common stockholders
Basic	64,145	67,815	64,700	68,187
Diluted	65,683	70,444	66,610	71,574

(1) Includes stock-based compensation expense as follows:
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Cost of revenue	$1,070	$1,397	$2,241	$2,798
Sales and marketing	7,295	8,618	14,934	17,317
Product development	17,846	22,534	37,255	46,187
General and administrative	8,564	8,665	17,814	17,622
Total stock-based compensation	$34,775	$41,214	$72,244	$83,924

YELP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2025	2024
Operating Activities
Net income	$68,480	$52,190
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,715	19,515
Provision for credit losses	22,562	23,957
Stock-based compensation	72,244	83,924
Amortization of right-of-use assets	6,715	7,662
Deferred income taxes	(2,968)	(2,109)
Amortization of deferred contract cost	12,035	12,321
Other adjustments, net	1,471	(2,995)
Changes in operating assets and liabilities:
Accounts receivable	(23,935)	(31,679)
Prepaid expenses and other assets	(14,540)	(14,914)
Operating lease liabilities	(15,396)	(19,434)
Accounts payable, accrued liabilities and other liabilities	4,646	(15,894)
Net cash provided by operating activities	156,029	112,544

Investing Activities
Purchases of marketable securities — available-for-sale	(37,201)	(53,301)
Sales and maturities of marketable securities — available-for-sale	34,769	49,095
Purchases of other investments	(700)	(2,500)
Purchases of property, equipment and software	(23,555)	(16,574)
Other investing activities	67	234
Net cash used in investing activities	(26,620)	(23,046)

Financing Activities
Proceeds from issuance of common stock for employee stock-based plans	12,023	13,436
Taxes paid related to the net share settlement of equity awards	(35,155)	(41,190)
Repurchases of common stock	(128,450)	(122,657)
Net cash used in financing activities	(151,582)	(150,411)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	2,651	(295)

Change in cash, cash equivalents and restricted cash	(19,522)	(61,208)
Cash, cash equivalents and restricted cash — Beginning of period	217,682	314,002
Cash, cash equivalents and restricted cash — End of period	$198,160	$252,794

Non-GAAP Financial Measures
This press release and statements made during the above referenced webcast may include information relating to Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow, each of which the Securities and Exchange Commission has defined as a “non-GAAP financial measure.”

We define Adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items, such as expenses related to acquired indemnification obligations, acquisition and integration costs and fees related to shareholder activism, and other items that we deem not to be indicative of our ongoing operating performance. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue. We define Free cash flow as net cash provided by (used in) operating activities, less cash used for purchases of property, equipment and software.

Adjusted EBITDA and Free cash flow, which are not prepared under any comprehensive set of accounting rules or principles, have limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of Yelp’s financial results as reported in accordance with generally accepted accounting principles in the United States (“GAAP”). In particular, Adjusted EBITDA and Free cash flow should not be viewed as substitutes for, or superior to, net income (loss) or net cash provided by (used in) operating activities prepared in accordance with GAAP as measures of profitability or liquidity. Some of these limitations are:

•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp’s working capital needs;
•Adjusted EBITDA does not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to Yelp;
•Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
•Adjusted EBITDA does not take into account certain income and expense items, such as expenses related to acquired indemnification obligations, acquisition and integration costs and fees related to shareholder activism, or other costs that management determines are not indicative of ongoing operating performance;
•Free cash flow does not represent the total residual cash flow available for discretionary purposes because it does not reflect our contractual commitments or obligations; and
•other companies, including those in Yelp’s industry, may calculate Adjusted EBITDA and Free cash flow differently, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow alongside other financial performance measures, including net income (loss), net cash provided by (used in) operating activities and Yelp’s other GAAP results.

The following is a reconciliation of net income to Adjusted EBITDA, as well as the calculation of net income margin and Adjusted EBITDA margin, for each of the periods indicated (in thousands, except percentages; unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$44,089	$38,036	$68,480	$52,190
Provision for income taxes	14,896	12,033	25,736	16,820
Other income, net(1)	(5,695)	(10,322)	(11,466)	(18,046)
Depreciation and amortization	12,365	9,585	24,715	19,515
Stock-based compensation	34,775	41,214	72,244	83,924
Expenses related to acquired indemnification obligation(2)(3)	55	—	5,181	—
Acquisition and integration costs(2)	—	—	539	—
Fees related to shareholder activism(2)	—	569	—	1,168
Adjusted EBITDA	$100,485	$91,115	$185,429	$155,571

Net revenue	$370,394	$357,016	$728,928	$689,768
Net income margin	12%	11%	9%	8%
Adjusted EBITDA margin	27%	26%	25%	23%
(1) Includes the release of a $3.1 million reserve related to a one-time payroll tax credit in the three and six months ended June 30, 2024.
(2) Recorded within general and administrative expenses on our condensed consolidated statements of operations.
(3) Represents expenses recorded in connection with an indemnification obligation assumed in the RepairPal acquisition, which we do not consider to be part of our ongoing operations. We expect to be indemnified for such expenses and will also exclude any such amounts from Adjusted EBITDA.
The following is a reconciliation of net cash provided by operating activities to Free cash flow for each of the periods indicated (in thousands; unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow:
Net cash provided by operating activities	$58,034	$39,689	$156,029	$112,544
Purchases of property, equipment and software	(13,024)	(9,587)	(23,555)	(16,574)
Free cash flow	$45,010	$30,102	$132,474	$95,970

Net cash used in investing activities	$(14,617)	$(16,644)	$(26,620)	$(23,046)

Net cash used in financing activities	$(69,869)	$(66,577)	$(151,582)	$(150,411)